[BERGER APPLE LOGO]

Berger, Apple & Associates Ltd.

Certified Public Accountants

Established 1945

July 6, 2004

Securities and Exchange Commission Mail Stop 11-3 450 5th Street, Northwest Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Cartoon Acquisition, Inc.'s Current Report on Form 8-K dated July 2, 2004, and have the following comments:

1. We agree with the statements made in (i) the first sentence of paragraph 1, (ii) paragraph 2 and (iii) paragraph 3.

2. We have no basis on which to agree or disagree with the statement made in the second sentence of paragraph 1.

Yours truly,

/s/ Berger Apple & Associates Ltd.

Berger, Apple & Associates, Ltd

25550 Chagrin Blvd., Ste. 101, Beachwood, Ohio 44122

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